Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "NORTHERN LIGHTS ETF TRUST", CHANGING ITS NAME FROM "NORTHERN LIGHTS ETF TRUST" TO "ARROW ETF TRUST", FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF MAY, A.D. 2014, AT 1:39 O'CLOCK P.M.

5031763 8100

140716201

Jeffrey W. Bullock, Secretary of State

AUTHENTICATION: 1408879

DATE: 05-29-14

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:48 PM 05/27/2014
FILED 01:39 PM 05/27/2014
SRV 140716201 - 5031763 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST OF

NORTHERN LIGHTS ETF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1. Name of Statutory Trust: Northern Lights ETF Trust

2. The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

RESOLVED, that the Certificate of Trust of Northern Lights ETF Trust be amended by striking therefrom Article I in its entirety and by adding a new Article I to read in full as follows:

ARTICLE I

The name of the statutory trust is Arrow ETF Trust.

RESOLVED FURTHER, that the Certificate of Trust of Northern Lights ETF Trust be further amended by striking therefrom Article II in its entirety and by adding a new Article II to read in full as follows:

ARTICLE II

The name and business address of a trustee of the Trust is:

Joseph Barrato
2943 Olney Sandy Springs Road, Suite A
Olney, Maryland 20832

3. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 28 day of May, 2014.

Joseph Barrato, Trustee

768783.1